EXHIBIT 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

A NASDAQ Listed Company: SGC

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO	FOR IMMEDIATE RELEASE

(727) 803-7135

SUPERIOR UNIFORM GROUP, INC. REPORTS FIRST QUARTER OPERATING RESULTS

●	6.8% Increase in Net Sales for Uniforms and Related Products Segment
●	84.3% Increase in Net Sales for Remote Staffing Solutions Segment
●	300% Increase in Earnings Per Share (Diluted)

SEMINOLE, Florida – April 18, 2013 - Superior Uniform Group, Inc. (NASDAQ: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the first quarter ended March 31, 2013, earnings were $1,229,000 or $0.20 per share (diluted) compared with $327,000 or $0.05 per share (diluted) reported for the quarter ended March 31, 2012. Net sales for the 2013 first quarter were $30,985,000 compared with 2012 first quarter sales of $28,508,000.

Michael Benstock, Chief Executive Officer, commented: “We are very pleased to report an 8.7% increase in net sales for the first quarter of this year. We reported very strong gains in net sales in the quarter for both our Uniforms and Related Products segment and our Remote Staffing Solutions segment. We are especially pleased to report an increase of 300% in our earnings per share (diluted) from $.05 per share in the first quarter of 2012 to $0.20 per share in 2013. Our gross margins in our Uniforms and Related Products segment have returned to pre-cotton crisis levels at 35.5% in the current-year period as compared to 32.8% in the prior-year period. We expect this trend to continue throughout 2013.

“We have invested significantly in our staffing and infrastructure in our Remote Staffing Solutions segment over the past year. We began reaping the rewards of this effort in the fourth quarter of 2012 with a 55% increase in net sales of Remote Staffing Solutions and we are continuing to see accelerated growth in this segment with an increase of 84% in net sales of Remote Staffing Solutions in the first quarter of 2013 in comparison with the first quarter of 2012.

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“Our financial position remains very strong and has us positioned to make further investments in all of our operations as we continue to pursue acquisitions and other opportunities to accelerate the growth of our business.”

ABOUT SUPERIOR UNIFORM GROUP, INC.

Superior Uniform Group, Inc. (NASDAQ: SGC), established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Headquartered in Seminole, Fla., Superior Uniform Group manages award-winning uniform apparel programs for major corporations nationwide.  Leaders in innovative uniform program design, global manufacturing and state-of-the-art distribution, Superior Uniform Group helps companies achieve a professional appearance and communicate their brands—particularly those in the healthcare, hospitality, food service, retail and private security industries. The company’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, support customers’ diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Superior Uniform Group is the parent company to The Office Gurus® and everyBODY media®.  For more information, call (800) 727-8643 or visit www.superioruniformgroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

THREE MONTHS ENDED MARCH 31,

(Unaudited)

	2013	2012

Net sales	$30,985,000	$28,508,000

Costs and expenses:
Cost of goods sold	19,672,000	19,046,000
Selling and administrative expenses	9,557,000	8,914,000
Interest expense	7,000	11,000
	29,236,000	27,971,000

Income before taxes on income	1,749,000	537,000
Income tax expense	520,000	210,000

Net income	$1,229,000	$327,000

Per Share Data:

Basic:
Net income	$0.20	$0.05

Diluted:
Net income	$0.20	$0.05

Cash dividends per common share	$-	$0.135

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31,

(Unaudited)

ASSETS
	2013	2012

CURRENT ASSETS:
Cash and cash equivalents	$3,493,000	$2,929,000
Accounts receivable - trade	17,318,000	16,036,000
Accounts receivable - other	3,312,000	3,737,000
Prepaid expenses and other current assets	2,665,000	2,152,000
Inventories	39,340,000	40,398,000

TOTAL CURRENT ASSETS	66,128,000	65,252,000

PROPERTY, PLANT AND EQUIPMENT, NET	8,962,000	8,461,000
OTHER INTANGIBLE ASSETS	523,000	2,509,000
DEFERRED INCOME TAXES	4,630,000	3,695,000
OTHER ASSETS	163,000	142,000

	$80,406,000	$80,059,000

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,246,000	$5,515,000
Other current liabilities	2,843,000	2,770,000

TOTAL CURRENT LIABILITIES	9,089,000	8,285,000

LONG-TERM DEBT	120,000	1,160,000
LONG-TERM PENSION LIABILITY	10,545,000	8,173,000
OTHER LONG-TERM LIABILITIES	700,000	750,000
DEFERRED INCOME TAXES	90,000	20,000

SHAREHOLDERS' EQUITY	59,862,000	61,671,000

	$80,406,000	$80,059,000

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